Exhibit 99

News Release

SLB Announces Fourth-Quarter and Full-Year 2025 Results,

Increases Dividend and Commits to Return More Than $4 Billion to Shareholders in 2026

•	Fourth-quarter revenue of $9.75 billion increased 9% sequentially and 5% year on year

•	Fourth-quarter GAAP EPS of $0.55 increased 10% sequentially and decreased 29% year on year

•	Fourth-quarter EPS, excluding charges and credits, of $0.78 increased 13% sequentially and declined 15% year on year

•	Fourth-quarter net income attributable to SLB of $824 million increased 12% sequentially and decreased 25% year on year

•	Fourth-quarter adjusted EBITDA of $2.33 billion increased 13% sequentially and decreased 2% year on year

•	Fourth-quarter cash flow from operations was $3.01 billion and free cash flow was $2.29 billion

•	Board approved a 3.5% increase in quarterly cash dividend to $0.295 per share

•	Full-year revenue of $35.71 billion decreased 2% year on year

•	Full-year GAAP EPS of $2.35 decreased 24% year on year

•	Full-year EPS, excluding charges and credits, of $2.93 decreased 14% year on year

•	Full-year net income attributable to SLB of $3.37 billion decreased 24% year on year

•	Full-year adjusted EBITDA of $8.46 billion decreased 7% year on year

•	Full-year cash flow from operations was $6.49 billion and free cash flow was $4.11 billion, including $276 million of acquisition-related payments

HOUSTON, January 23, 2026 — SLB (NYSE: SLB) today announced results for the fourth-quarter and full-year 2025.

Fourth-Quarter Results

	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024	Sequential	Year-on-year
Revenue	$9,745	$8,928	$9,284	9%	5%
Income before taxes – GAAP basis	$943	$1,000	$1,387	-6%	-32%
Income before taxes margin – GAAP basis	9.7%	11.2%	14.9%	-153 bps	-526 bps
Net income attributable to SLB – GAAP basis	$824	$739	$1,095	12%	-25%
Diluted EPS – GAAP basis	$0.55	$0.50	$0.77	10%	-29%
Adjusted EBITDA*	$2,331	$2,061	$2,382	13%	-2%
Adjusted EBITDA margin*	23.9%	23.1%	25.7%	83 bps	-175 bps
Pretax segment operating income*	$1,807	$1,626	$1,918	11%	-6%
Pretax segment operating margin*	18.5%	18.2%	20.7%	33 bps	-211 bps
Net income attributable to SLB, excluding charges & credits*	$1,179	$1,027	$1,311	15%	-10%
Diluted EPS, excluding charges & credits*	$0.78	$0.69	$0.92	13%	-15%
Revenue Geography
International	$7,453	$6,916	$7,483	8%	—
North America	2,212	1,930	1,752	15%	26%
Other	80	82	49	n/m	n/m

	$9,745	$8,928	$9,284	9%	5%

SLB acquired ChampionX during the third quarter of 2025. Fourth-quarter 2025 results reflect a full quarter of activity from the acquired ChampionX businesses, which contributed $879 million of revenue, $206 million of adjusted EBITDA and $155 million of pretax segment operating income. Third-quarter 2025 results reflect two months of activity from ChampionX businesses, which contributed $579 million of revenue, $139 million of adjusted EBITDA and $108 million of pretax segment operating income.

Excluding the impact of this acquisition, SLB’s fourth-quarter 2025 global revenue increased 6% sequentially and declined 4% year on year; international fourth-quarter 2025 revenue increased 7% sequentially and declined 4% year on year; and North America fourth-quarter 2025 revenue increased 6% sequentially and declined 7% year on year.

*	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions” and “Supplementary Information” for details.

n/m = not meaningful

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024	Sequential	Year-on-year
Revenue by Division
Digital	$825	$658	$705	25%	17%
Reservoir Performance	1,748	1,682	1,810	4%	-3%
Well Construction	2,949	2,967	3,267	-1%	-10%
Production Systems	4,078	3,474	3,127	17%	30%
All Other	445	397	582	12%	-23%
Eliminations	(300)	(250)	(207)	n/m	n/m

	$9,745	$8,928	$9,284	9%	5%

Pretax segment operating income
Digital	$280	$187	$242	50%	16%
Reservoir Performance	342	312	370	10%	-8%
Well Construction	550	558	681	-1%	-19%
Production Systems	664	559	509	19%	30%
All Other	85	96	187	-12%	-55%
Eliminations	(114)	(86)	(71)	n/m	n/m

	$1,807	$1,626	$1,918	11%	-6%

Pretax segment operating margin
Digital	34.0%	28.4%	34.4%	557 bps	-39 bps
Reservoir Performance	19.6%	18.5%	20.5%	105 bps	-89 bps
Well Construction	18.7%	18.8%	20.8%	-16 bps	-219 bps
Production Systems	16.3%	16.1%	16.3%	20 bps	-1 bps
All Other	19.0%	24.2%	32.1%	-518 bps	-1,306 bps
Eliminations	n/m	n/m	n/m	n/m	n/m

	18.5%	18.2%	20.7%	33 bps	-211 bps

Adjusted EBITDA
Digital	$346	$215	$289	61%	20%
Reservoir Performance	456	422	468	8%	-3%
Well Construction	719	728	841	-1%	-14%
Production Systems	815	690	598	18%	36%
All Other	170	158	317	7%	-46%
Eliminations	(41)	(13)	1	n/m	n/m

	$2,466	$2,201	$2,514	12%	-2%
Corporate & other	(136)	(139)	(132)	n/m	n/m

	$2,331	$2,061	$2,382	13%	-2%

Adjusted EBITDA margin
Digital	42.0%	32.7%	41.0%	929 bps	97 bps
Reservoir Performance	26.1%	25.1%	25.9%	100 bps	25 bps
Well Construction	24.4%	24.5%	25.8%	-14 bps	-136 bps
Production Systems	20.0%	19.9%	19.1%	13 bps	86 bps
All Other	38.2%	39.9%	54.6%	-170 bps	-1,634 bps
Eliminations	n/m	n/m	n/m	n/m	n/m

	25.3%	24.6%	27.1%	66 bps	-178 bps
Corporate & other	n/m	n/m	n/m	n/m	n/m

	23.9%	23.1%	25.7%	83 bps	-175 bps

Digital and Production Systems fourth-quarter 2025 results reflect a full quarter of activity from ChampionX, which contributed $28 million of Digital revenue and $874 million of Production Systems revenue. Third-quarter 2025 results reflect two months of activity from ChampionX, which contributed $20 million of Digital revenue and $575 million of Productions Systems revenue. Excluding the impact of this acquisition, Digital fourth-quarter 2025 revenue increased 25% sequentially and 13% year on year, while Production Systems revenue increased 11% sequentially and 2% year on year.

n/m = not meaningful

Full-Year Results

	(Stated in millions, except per share amounts)
	Twelve Months Ended
	Dec.31, 2025	Dec.31, 2024	Change
Revenue	$35,708	$36,289	-2%
Income before taxes – GAAP basis	$4,291	$5,672	-24%
Income before taxes margin – GAAP basis	12 .0%	15.6%	-361 bps
Net income attributable to SLB – GAAP basis	$3,374	$4,461	-24%
Diluted EPS – GAAP basis	$2 .35	$3.11	-24%
Adjusted EBITDA*	$8,463	$9,070	-7%
Adjusted EBITDA margin*	23 .7%	25.0%	-129 bps
Pretax segment operating income*	$6,574	$7,321	-10%
Pretax segment operating margin*	18 .4%	20.2%	-177 bps
Net income attributable to SLB, excluding charges & credits*	$4,210	$4,888	-14%
Diluted EPS, excluding charges & credits*	$2 .93	$3.41	-14%
Revenue by Geography
International	$27,942	$29,415	-5%
North America	7,515	6,680	12%
Other	251	194	n/m

	$35,708	$36,289	-2%

SLB acquired ChampionX during the third quarter of 2025. The acquired business generated revenue of $1.46 billion during 2025. Excluding the impact of this acquisition, SLB’s full-year 2025 revenue decreased 6% year on year; international full-year 2025 revenue decreased 6% year on year; and North America full-year 2025 revenue decreased 2% year on year.

*	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions”, and “Supplementary Information“ for details.
n/m	= not meaningful

	(Stated in millions)
	Twelve Months Ended
	Dec.31, 2025	Dec.31, 2024	Change
Revenue by Division
Digital	$2,660	$2,439	9%
Reservoir Performance	6,820	7,177	-5%
Well Construction	11,856	13,357	-11%
Production Systems	13,325	11,935	12%
All Other	1,987	2,117	-6%
Eliminations	(940)	(736)	n/m

	$35,708	$36,289	-2%

Pretax Segment Operating Income
Digital	$745	$612	22%
Reservoir Performance	1,250	1,452	-14%
Well Construction	2,248	2,826	-20%
Production Systems	2,184	1,900	15%
All Other	498	775	-36%
Eliminations	(351)	(244)	n/m

	$6,574	$7,321	-10%

Pretax Segment Operating Margin
Digital	28.0%	25.1%	291 bps
Reservoir Performance	18.3%	20.2%	-191 bps
Well Construction	19.0%	21.2%	-220 bps
Production Systems	16.4%	15.9%	48 bps
All Other	25.1%	36.6%	-1,152 bps
Eliminations	n/m	n/m	n/m

	18.4%	20.2%	-177 bps

Adjusted EBITDA
Digital	$928	$784	18%
Reservoir Performance	1,685	1,841	-8%
Well Construction	2,919	3,461	-16%
Production Systems	2,648	2,243	18%
All Other	880	1,271	-31%
Eliminations	(65)	38	n/m

	$8,995	$9,638	-7%
Corporate & other	(532)	(568)	n/m

	$8,463	$9,070	-7%

Adjusted EBITDA Margin
Digital	34.9%	32.2%	272 bps
Reservoir Performance	24.7%	25.7%	-95 bps
Well Construction	24.6%	25.9%	-129 bps
Production Systems	19.9%	18.8%	108 bps
All Other	44.3%	60.0%	-1,576 bps
Eliminations	n/m	n/m	n/m

	25.2%	26.6%	-137 bps
Corporate & other	n/m	n/m	n/m

	23.7%	25.0%	-129 bps

SLB acquired ChampionX during the third quarter of 2025. The acquired business generated revenue of $1.46 billion during 2025. Excluding the impact of this acquisition, SLB’s full-year 2025 revenue decreased 6% year on year; Digital full-year 2025 revenue increased 7% year on year; and Production Systems full-year 2025 revenue was flat year on year.

n/m = not meaningful

	(Stated in millions)
	Twelve Months Ended
	Dec.31, 2025	Dec.31, 2024	Change
Revenue by Geography
North America	$7,515	$6,680	12%
Latin America	6,152	6,719	-8%
Europe & Africa*	9,572	9,670	-1%
Middle East & Asia	12,218	13,026	-6%
Other	251	194	n/m

	$35,708	$36,289	-2%

International	$27,942	$29,415	-5%
North America	7,515	6,680	12%
Other	251	194	n/m

	$35,708	$36,289	-2%

Pretax Segment Operating Income
International	$5,428	$6,291	-14%
North America	1,219	1,134	8%
Other	(73)	(104)	n/m

	$6,574	$7,321	-10%

Pretax Segment Operating Income Margin
International	19 .4%	21.4%	-196 bps
North America	16 .2%	17.0%	-75 bps
Other	n/m	n/m	n/m

	18 .4%	20.2%	-177 bps

Adjusted EBITDA
International	$7,008	$7,900	-11%
North America	1,731	1,592	9%
Other	256	146	n/m

	$8,995	$9,638	-7%
Corporate & other	(532)	(568)	n/m

	$8,463	$9,070	-7%

Adjusted EBITDA Margin
International	25 .1%	26.9%	-178 bps
North America	23 .0%	23.8%	-81 bps
Other	n/m	n/m	n/m

	25 .2%	26.6%	-137 bps
Corporate & other	n/m	n/m	n/m

	23 .7%	25.0%	-129 bps

*	Includes Russia and the Caspian region

n/m = not meaningful

Strong Fourth-Quarter Performance as Global Activity Stabilizes

“SLB concluded the year with very strong fourth-quarter results driven by Production Systems, Digital and Reservoir Performance,” said SLB Chief Executive Officer Olivier Le Peuch.

“Fourth-quarter revenue increased sequentially across all four geographies for the first time since the second quarter of 2024, reflecting stabilized global upstream activity. We saw revenue growth both in North America and international markets, further supported by an additional month of ChampionX revenue. Strong year-end product and digital sales in Latin America, the Middle East & Asia, Sub-Saharan Africa and offshore North America also contributed to this performance.

“Although 2025 presented a challenging backdrop for the industry — with lower commodity prices, geopolitical uncertainty and an oversupplied oil market — we continued to build resilience across our portfolio by accelerating our strategy. This included a growing emphasis on production and recovery, increased deployment of AI solutions, and the rapid expansion of our Data Center Solutions business.

“For the full year, lower upstream spending resulted in modest declines in revenue and adjusted EBITDA margin. Nevertheless, we delivered strong cash flow performance, generating $6.5 billion of cash flow from operations and $4.1 billion of free cash flow, enabling us to return $4.0 billion to shareholders. The addition of ChampionX activity and growth in the Digital and Data Center Solutions businesses mostly offset notable revenue declines in Saudi Arabia, Mexico and across Sub-Saharan Africa.

“As we move into 2026, we believe that the headwinds we experienced in key regions in 2025 are behind us. In particular, we expect rig activity in the Middle East to increase compared to today’s level, and our footprint in the region puts us in a strong position to benefit from this recovery,” Le Peuch said.

Industry is Prioritizing Production and Recovery

“As economics remain challenged, production and recovery activity is becoming a strategic priority for our customers in order to unlock incremental barrels at the lowest cost. This is translating into higher demand particularly for intervention services, artificial lift, production chemicals and SLB OneSubsea™.

“We have already benefited from the strategic addition of ChampionX, which contributed $1.5 billion in revenue with accretive margins for the Production Systems Division and the Core since the closing of the acquisition in July 2025. We expect the positive impact of ChampionX to continue to accelerate in 2026 as we capture further synergies and extend its leading capabilities into additional international markets,” Le Peuch said.

Digital and Data Center Solutions Creating Pathways for Growth

“Digital revenue increased 9% on a full-year basis with an adjusted EBITDA margin of 35% driven by significant uptake in Digital Operations as well as steady growth in Platforms & Applications as customers continued to invest in AI and automated solutions to improve performance and efficiency. As these solutions become increasingly intertwined with our customers’ operations, we were proud to see our Digital annualized recurring revenue (ARR) exceed $1 billion at the end of the fourth quarter which increased 15% year on year.

“Meanwhile, our Data Center Solutions business grew 121% year on year. This business is expanding rapidly as we strengthen strategic partnerships with hyperscalers to deliver modular data center manufacturing solutions.

“We expect that Data Center Solutions will be our fastest growing business for years to come, and Digital will continue to grow at highly accretive margins. Both present differentiated growth opportunities for SLB in 2026 and beyond,” said Le Peuch.

Returns to Shareholders to Exceed $4 Billion in 2026

“SLB has consistently proven that the unique strengths of our portfolio enable us to create differentiated value and generate significant cash flow in varied market conditions.

“As we move through the year, we anticipate that activity will gradually improve in the key markets where we operate, giving us the confidence that we will generate strong cash flows, once again, in 2026.

“Aligned with our clear priority to create value for investors, we are committed to returning more than $4 billion to shareholders in 2026 through dividends and share repurchases, and we are starting the year with an increase of 3.5% to our quarterly dividend as approved by our Board of Directors,” Le Peuch concluded.

Other Events

For the full year of 2025, SLB repurchased a total of 60 million shares of its common stock for a total purchase price of $2.41 billion.

On January 22, 2026, SLB’s Board of Directors approved a 3.5% increase in quarterly cash dividend from $0.285 per share of outstanding common stock to $0.295 per share, beginning with the dividend payable on April 2, 2026, to stockholders of record on February 11, 2026.

Fourth-Quarter Revenue by Geographical Area

Fourth-quarter revenue of $9.75 billion increased 9% sequentially with international revenue increasing 8% and North America revenue increasing 15%. These results reflect a full quarter of activity from the acquired ChampionX businesses, which contributed $879 million of revenue, consisting of $583 million in North America and $266 million in the international markets. Third-quarter 2025 revenue reflects two months of activity from ChampionX, which contributed revenue of $579 million, consisting of $387 million in North America and $171 million in the international markets.

Excluding the impact of this acquisition, international fourth-quarter 2025 revenue increased 7% and North America fourth-quarter 2025 revenue increased 6% sequentially. Fourth-quarter revenue increased sequentially across all geographical areas for the first time since the second quarter of 2024 as global upstream markets have stabilized. Organic sequential revenue growth both in North America and in the international markets was driven by higher offshore activity and strong year-end product and digital sales, most notably in Latin America, the Middle East & Asia, across Sub-Saharan Africa and in the Gulf of America.

	(Stated in millions)
As reported	Three Months Ended			Change
	Dec.31, 2025	Sept.30, 2025	Dec.31, 2024	Sequential	Year-on-year
North America	$2,212	$1,930	$1,752	15%	26%
Latin America	1,684	1,482	1,634	14%	3%
Europe & Africa*	2,534	2,434	2,472	4%	3%
Middle East & Asia	3,234	3,000	3,376	8%	-4%
Eliminations & other	81	82	50	n/m	n/m

	$9,745	$8,928	$9,284	9%	5%

International	$7,453	$6,916	$7,483	8%	0%
North America	$2,212	$1,930	$1,752	15%	26%

*	Includes Russia and the Caspian region

n/m = not meaningful

The following table and commentary are presented on a pro forma basis assuming that ChampionX was acquired on January 1, 2024.

	(Stated in millions)
Pro forma	Three Months Ended			Change
	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024	Sequential	Year-on-year
North America	$2,212	$2,134	$2,298	4%	-4%
Latin America	1,684	1,507	1,704	12%	-1%
Europe & Africa*	2,534	2,462	2,563	3%	-1%
Middle East & Asia	3,234	3,032	3,490	7%	-7%
Eliminations & other	81	94	89	n/m	n/m

	$9,745	$9,229	$10,144	6%	-4%

International	$7,453	$7,001	$7,757	6%	-4%
North America	$2,212	$2,134	$2,298	4%	-4%

*	Includes Russia and the Caspian region

n/m = not meaningful

International

Latin America

Revenue in Latin America of $1.68 billion increased 12% sequentially, driven by increased sales of completions and subsea production systems in Brazil, as well as the resumption of production in the Asset Peformance Solutions (APS) projects in Ecuador following the prior quarter’s pipeline-related disruption.

Year over year, revenue declined 1%, primarily due to a significant reduction in land activity in Mexico, almost fully offset by increased offshore activity in Guyana and robust hydraulic fracturing activity in Argentina.

Europe & Africa

Revenue in Europe & Africa of $2.53 billion increased 3% sequentially, supported by improved activity across deepwater Sub-Saharan Africa and Europe, partially offset by lower activity in North Africa and Scandinavia.

Year over year, revenue declined 1%, as strong activity in Nigeria and Azerbaijan was more than offset by lower activity in North Africa, Europe and Scandinavia.

Middle East & Asia

Revenue in the Middle East & Asia of $3.23 billion increased 7% sequentially, driven by a rebound in Saudi Arabia, along with robust activity in East Asia, Egypt, Australia, United Arab Emirates and Indonesia.

Year over year, revenue decreased 7%, as higher activity in East Asia, Iraq, United Arab Emirates, Oman and India was more than offset by significantly reduced activity in Saudi Arabia.

North America

Revenue in North America of $2.21 billion increased 4% sequentially, due to higher offshore activity driven by increased digital exploration sales, higher drilling activity and increased sales of production systems, while U.S. land revenue remained flat.

Year over year, revenue declined 4%, primarily due to the divestiture of the APS project in Canada in the second quarter of 2025 and a sharp reduction in U.S. land drilling activity, partially offset by growth in Data Center Solutions.

Fourth-Quarter Results by Division

Digital

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024	Sequential	Year-on-year
Revenue
International	$593	$500	$503	19%	18%
North America	229	156	200	47%	15%
Other	3	2	2	n/m	n/m

	$825	$658	$705	25%	17%

Pretax operating income	$280	$187	$242	50%	16%
Pretax operating margin	34.0%	28.4%	34.4%	557 bps	-39 bps
Adjusted EBITDA*	346	215	289	61%	20%
Adjusted EBITDA margin*	42.0%	32.7%	41.0%	929 bps	97 bps

*	These are non-GAAP financial measures. See reconciliation in the section “Supplementary Information” for details.

n/m = not meaningful

	(Stated in milions)
	Three Months Ended			Change
	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024	Sequential	Year-on-year
Revenue
Platforms & Applications	$291	$273	$301	7%	-3%
Digital Operations	162	131	79	23%	105%
Digital Exploration	184	80	136	129%	35%
Professional Services	188	174	189	8%	0%

	$825	$658	$705	25%	17%

Digital fourth-quarter 2025 results include a fullquartero factivity from Champion X, which contributed $28 million of revenue while the third-quarter 2025 results include two months of activity from Champion X, which contributed $20 million of revenue.

Digital revenue of $825 million increased 25% sequentially, driven by strong growth in Digital Exploration from year-end sales in the Gulf of America, Brazil and Angola, as well as robust increases in Digital Operations and Platforms & Applications.

Year on year, Digital revenue grew 17%, supported by solid gains in Digital Operations and higher Digital Exploration revenue.

ARR for the Digital Division as of December 31, 2025, was $1.0 billion, compared to $876 million as of December 31, 2024, a 15% increase year over year.

Digital pretax operating margin expanded 557 basis points sequentially to 34%, reflecting improved profitability from strong Digital Exploration activity, robust growth in Digital Operations and higher Platforms & Applications revenue.

Year on year, fourth-quarter pretax operating margin contracted slightly by 39 basis points due to an unfavorable mix in Digital Exploration sales.

Please refer to “Supplementary Information” (Question 11) for a description of the revenue categories comprising the Digital Division. For revenue, pretax operating income and adjusted EBITDA for full-year 2025 and 2024, see Question 12. For the definition of ARR, please refer to Question 13.

Reservoir Performance

	(Stated in milions)
	Three Months Ended			Change
	Dec. 31, 2025	Sept. 30, 2025	Dec.31, 2024	Sequential	Year-on-year
Revenue
International	$1,596	$1,536	$1,669	4%	-4%
North America	146	143	139	2%	5%
Other	6	3	2	n/m	n/m

	$1,748	$1,682	$1,810	4%	-3%

Pretax operating income	$342	$312	$370	10%	-8%
Pretax operating margin	19.6%	18.5%	20.5%	105 bps	-89 bps
Adjusted EBITDA*	456	422	468	8%	-3%
Adjusted EBITDA margin*	26.1%	25.1%	25.9%	100 bps	25 bps

*	These are non-GAAP financial measures. See reconciliation in the section “Supplementary Information” for details.

n/m = not meaningful

Reservoir Performance revenue of $1.75 billion increased 4% sequentially, driven by increased stimulation activity in the Middle East & Asia, higher intervention activity in Europe & Africa and increased evaluation activity in Latin America. Significant growth was recorded in Saudi Arabia, East Asia, Qatar, Indonesia and Guyana.

Year on year, revenue declined 3%, primarily due to reduced activity in Saudi Arabia, Mexico, Qatar, and Europe & Africa. These decreases were partially offset by robust activity in Argentina, Guyana, Kuwait and East Asia.

Reservoir Performance pretax operating margin of 20% expanded by 105 basis points sequentially, reflecting improved profitability in evaluation and intervention services as a result of higher uptake of premium technologies.

Year on year, pretax operating margin contracted by 89 basis points due to an unfavorable activity mix and pricing effects.

Well Construction

	(Stated in milions)
	Three Months Ended			Change
	Dec.31, 2025	Sept.30, 2025	Dec.31, 2024	Sequential	Year-on-year
Revenue
International	$2,329	$2,371	$2,625	-2%	-11%
North America	556	527	583	6%	-5%
Other	64	69	59	n/m	n/m

	$2,949	$2,967	$3,267	-1%	-10%

Pretax operating income	$550	$558	$681	-1%	-19%
Pretax operating margin	18.7%	18.8%	20.8%	-16 bps	-219 bps
Adjusted EBITDA*	719	728	841	-1%	-14%
Adjusted EBITDA margin*	24.4%	24.5%	25.8%	-14 bps	-136 bps

*	These are non-GAAP financial measures. See reconciliation in the section “Supplementary Information“for details.

n/m = not meaningful

Well Construction revenue of $2.95 billion decreased 1% sequentially as higher offshore drilling activity in North America and Europe & Africa was offset by declines in certain land markets.

Year on year, revenue decreased 10%, driven by a broad reduction in drilling activity across Mexico, Saudi Arabia, Sub-Saharan Africa, North America and Asia. These decreases were partially offset by stronger performance in Guyana, Iraq and Kuwait.

Well Construction pretax operating margin of 19% contracted slightly sequentially and 219 basis points year on year. The margin compression was primarily due to widespread drilling activity reductions and pricing headwinds in North America and several international markets.

Production Systems

	(Stated in milions)
Asreported	Three Months Ended			Change
	Dec.31, 2025	Sept.30, 2025	Dec.31, 2024	Sequential	Year-on-year
Revenue
International	$2,853	$2,440	$2,471	17%	15%
North America	1,200	$1,008	$646	19%	86%
Other	25	$26	$10	n/m	n/m

	$4,078	$3,474	$3,127	17%	30%

Pretax operating income	$664	$559	$509	19%	30%
Pretax operating margin	16.3%	16.1%	16.3%	20 bps	-1 bps
Adjusted EBITDA*	815	690	598	18%	36%
Adjusted EBITDA margin*	20.0%	19.9%	19.1%	13 bps	86 bps

*	These are non-GAAP financial measures. See reconciliation in the section “Supplementary Information “for details.

n/m = not meaningful

Production Systems as-reported revenue of $4.08 billion increased 17% sequentially and 30% year on year, reflecting a full quarter of activity from the acquired ChampionX production chemicals and artificial lift businesses. ChampionX contributed $874 million in revenue and $153 million in pretax operating income during the fourth quarter. Third-quarter 2025 results included two months of ChampionX activity, which contributed $575 million in revenue and $106 million in pretax operating income.

Excluding the impact of the acquisition, Production Systems fourth-quarter 2025 revenue increased 11% sequentially and 2% year on year.

Production Systems pretax operating margin of 16% expanded by 20 basis points sequentially. The margin improvement was driven by stronger profitability in completions and production chemicals.

Year on year, margin was unchanged as improved profitability in SLB OneSubsea, valves and completions, along with the accretive contribution from ChampionX production chemicals, was offset by lower margins in artificial lift, process technologies and surface production systems.

The following table and commentary are presented on a pro forma basis assuming that ChampionX was acquired on January 1, 2024.

	(Stated in milions)
Pro forma	Three Months Ended			Change
	Dec.31, 2025	Sept.30, 2025	Dec.31, 2024	Sequential	Year-on-year
Revenue
International	$2,853	$2,527	$2,746	13%	4%
North America	1,200	1,211	1,226	-1%	-2%
Other	25	36	11	n/m	n/m

	$4,078	$3,774	$3,983	8%	2%

Production Systems pro forma revenue of $4.08 billion increased 8% sequentially, driven by strong sales of completions, artificial lift and production chemicals.

Year on year, pro forma revenue increased 2%, supported by higher sales of artificial lift, valves, process technologies and production chemicals, partially offset by lower sales of surface production systems.

All Other

All Other is comprised of APS, Data Center Solutions and SLB Capturi™.

Revenue increased $48 million sequentially, reflecting higher APS revenue following the resumption of production at the APS projects in Ecuador. This increase was partially offset by a decline in SLB Capturi revenue, while Data Center Solutions was steady.

Year on year, revenue declined $136 million primarily due to lower APS revenue following the divestiture of the Palliser asset in Canada in the second quarter of 2025. This decline was partially offset by a $58 million year-on-year increase in Data Center Solutions revenue.

Pretax operating income declined by $11 million sequentially, as improved profitability in APS projects in Ecuador was more than offset by a significant loss on a project in SLB Capturi.

Year on year, pretax operating income declined by $102 million as a result of lower APS contribution following the Canadian divestiture and the previously mentioned operating loss in the SLB Capturi project.

Quarterly Highlights

Core

Contract Awards

SLB continues to win new contract awards that align with SLB’s strengths in the Core. Notable highlights include the following:

•

In the Kingdom of Saudi Arabia, Aramco awarded SLB a five-year contract to provide stimulation services for its unconventional gas fields. This award is part of a broader multi-billion dollar contract, supporting one of the largest unconventional gas development programs globally. The contract encompasses advanced stimulation, well intervention, frac automation and digital solutions, which are important to unlocking the potential of Saudi Arabia’s unconventional gas resources — a cornerstone of the Kingdom’s strategy to diversify its energy portfolio and support the global energy transition.

•

In the Gulf of America, bp awarded the SLB OneSubsea joint venture a contract for a subsea boosting system in the deepwater greenfield development of the Tiber project. This engineering, procurement and construction (EPC) contract for Tiber comes in close succession to the award of a sister subsea boosting system for bp’s Kaskida development. Both projects — which target prolific Paleogene reserves — leverage the same supplier-led, standardized high-pressure subsea pump system solution.

•

In Ghana, Tullow Ghana Ltd awarded SLB a three-year offshore drilling services contract, which includes an option for a two-year extension. SLB is delivering the full scope of drilling services, with operations underway since the fourth quarter of 2025. This agreement reinforces the companies’ collaboration and shared commitment to driving continuous improvements in drilling performance and unlocking greater value from Tullow Ghana Ltd’s deepwater assets.

•

In Kuwait, Kuwait Oil Company (KOC) awarded SLB its first managed pressure drilling (MPD) contract in the country. SLB was selected for its fit-for-basin MPD solutions, which are tailored to address Kuwait’s complex subsurface conditions, and SLB’s proven track record of global MPD services.

•

Offshore Malaysia, PTT Exploration and Production Public Company Limited (PTTEP) awarded the SLB OneSubsea joint venture two sizeable EPC contracts. The contracts build on a 20-year collaboration between the two companies and cover the expansion of two fields. As part of the EPC contracts, SLB OneSubsea will deliver comprehensive subsea production systems for the Alum, Bemban and Permai deepwater gas fields located in Block H and the Kikeh field, Malaysia’s first deepwater oil project. The scope includes horizontal subsea trees, umbilicals, control systems and associated services.

•

Offshore East Timor, Finder Energy and SLB entered a strategic alliance to fast-track the development of the Kuda Tasi and Jahal oil fields. With the immediate mobilization of SLB technical and project management teams, integrated front-end engineering and design delivery aims to accelerate project delivery by about 12 months, which is a major milestone toward first oil.

Technology Highlights

Notable technology introductions and deployments in the quarter include the following:

•

In Italy, SLB and Eni successfully deployed the OnWave™ autonomous logging platform in a deep horizontal well across a complex carbonate reservoir. The OnWave platform offered efficient and effective data acquisition with the tools’ conveyance only taking a few minutes to reach the open-hole interval while enhancing the drillers’ well control throughout the operations. It delivered high-quality resistivity borehole images, advanced sonic measurements and 3D far-field measurements for improved fracture characterization up to 40 meters away from the wellbore. The integrated solution empowered Eni’s decisions about the well completion to boost recovery and mitigate water production risk.

•

In Libya, SLB successfully installed its first Reda Agile™ compact wide-range electric submersible pump system in Sarir Field. Initial flow rate was approximately 2,000 barrels of fluid per day at 135 hertz. This new technology delivers a cost-effective solution and establishes a key performance differentiator in the industry.

•

In Nigeria, SLB and FIRST Exploration and Petroleum Development Company (FIRST E&P) deployed SLB Automated Lithology technology to deliver real-time formation evaluation without conventional mud logging. This digital solution reduced both personnel exposure and operational costs, leveraging dual-core acquisition for lag depth tracking and sample timing, alongside cloud-based data transmission and storage. The deployment confirmed reservoir sand lenses critical for net-to-gross estimation and informed completion design. Building on these results, FIRST E&P plans to apply the technology across future wells and to evaluate archived cuttings, extending its utility in improving geological insights and operational efficiency.

•

In Oman, SLB and Daleel Petroleum enhanced production from mature wells by carefully selecting and prioritizing the best wells for treatment in a reservoir-centric approach. The large-volume acidizing campaign delivered targeted stimulation using the OpenPath Flex™ customizable acid stimulation service for effective fluid retardation, OpenPath Sequence™ diversion stimulation service and acid live diversion with real-time high-frequency pressure monitoring. As a result of producer and injector well stimulation, cumulative incremental oil recovery has exceeded 580,000 barrels spanning 33 jobs within 7 years. Daleel Petroleum plans to expand the campaign to include marginal reservoirs in the future.

Digital

SLB is deploying digital technology at scale, partnering with customers to migrate their technology and workflows into the cloud, to embrace new AI-enabled capabilities, and to leverage insights to elevate their performance. Notable highlights include the following:

•

SLB launched the Tela™ agentic-AI assistant, purpose-built to transform the upstream energy sector. The Tela assistant leverages agentic AI to not only automate processes but transform workflows and drive better business outcomes. Embedded in SLB’s portfolio of applications and platforms, users will interact through a simple conversational interface. This approach enables agentic AI to act as a proactive collaborator — augmenting the workforce to achieve greater productivity and efficiency at scale.

•

Shell and SLB signed a strategic collaboration agreement to develop digital and AI solutions that drive measurable performance and efficiency gains across upstream operations for the company and the wider industry. The collaboration has the ambition to develop agentic AI-powered solutions that will accelerate and amplify the capabilities of technical experts and decision makers. The aim is to develop and deploy an open data and AI infrastructure that unifies data and workflows across subsurface, well construction and production in a secure digital environment, using the SLB Lumi™ data and AI platform.

•

ADNOC and SLB launched the AI-powered production system optimization (AiPSO) platform with initial deployment across eight fields. The launch positions ADNOC as an industry pioneer in implementing AI-driven production system optimization at scale across all fields, enabling the company to take a significant step towards becoming the world’s most AI-enabled energy company. Powered by the SLB Lumi data and AI platform and leveraging Cognite Data Fusion, AiPSO uses millions of real-time data points, AI and ADNOC’s proprietary machine learning to proactively monitor and optimize the entire production system, comprising thousands of hydrocarbon wells and hundreds of processing facilities. The platform enables smart workflows that connect office and field operations in real time enabling engineers to diagnose issues and optimize wells in minutes instead of days, enhancing the productivity of ADNOC’s workforce and increasing production capacity from the company’s wells.

•

In Azerbaijan, bp partnered with SLB to implement advanced digital solutions on various rigs through the Performance Live™ center, enabling remote operations for its offshore platforms. Supported by DrillOps™ advisory and Neuro™ autonomous directional drilling technologies, the initiative optimized decision making, enhanced performance and minimized drilling dynamics — all while reducing the offshore well placement crew size by 66% and saving over 1,500 personnel-on-board days. By leveraging AI-powered automation, most monitoring was executed remotely, allowing technology to drive faster, more accurate decisions, improving tool life, performance, efficiency and safety.

•

In Oman, SLB and OQ Exploration & Production SAOG advanced well construction using Neuro autonomous solutions to boost drilling efficiency and improve well economics. On three wells, the PowerDrive™ rotary steerable system (RSS) increased rate of penetration (ROP) by up to 50% through AI optimization. On another well, the high-powered PowerDrive One™ RSS — integrated with measurement-while-drilling capabilities — improved ROP by 40% and reduced both tripping and casing time. The bottomhole assembly featured the Retina™ at-bit imaging system, which captured high-resolution formation details to inform future well planning. These advancements represent a step toward fully autonomous drilling, integrating rig automation with directional and on-bottom operations.

•

In Kuwait, KOC awarded SLB a five-year contract to deliver seismic data processing and reprocessing services. The scope includes a broad range of 2D, 3C, 3D and 4D seismic data types across diverse environments, including offshore, onshore, transition zones and urban areas. The processing services will incorporate AI workflows to accelerate interpretation insights, enabling KOC to make more informed exploration and development decisions.

•

PETRONAS SURINAME E&P B.V. (PSEPBV) awarded SLB a contract to deliver marine seismic data processing and reprocessing for offshore Suriname Blocks 63 and 48. The scope includes advanced imaging technologies, such as Q-compensated and elastic full-waveform inversion.

New Horizons of Growth

SLB is participating at scale in high-growth markets, including Data Center Solutions and New Energy through strategic innovative technology and partnerships, including the following:

•

In the United States, SLB expanded its operations in Shreveport, Louisiana, to support growing demand for data center infrastructure. The expansion nearly doubled the facility’s footprint and increased manufacturing capacity for data center equipment, strengthening SLB’s ability to support hyperscalers and data center supply chains as digital and AI workloads continue to scale.

•

SLB and leading geothermal and renewable energy company Ormat Technologies announced an agreement to fast-track the development and commercialization of integrated geothermal assets, including enhanced geothermal systems (EGS). EGS is the next generation of geothermal technology, meant to unlock geothermal energy in regions beyond where conventional geothermal resources exist. Together, SLB and Ormat intend to streamline project deployment, from concept to power generation. As part of this effort, they will develop, pilot and scale EGS solutions to enable wide-scale EGS adoption. This collaboration will include the design and construction of an EGS pilot at an Ormat site.

FINANCIAL TABLES

Condensed Consolidated Statement of Income

	(Stated in milions, exceptpershare amounts)

	Fourth Quarter		Twelve Months
Periods Ended December 31,	2025	2024	2025	2024
Revenue	$9,745	$9,284	$35,708	$36,289
Interest & other income (1)	73	115	481	380
Expenses
Cost of revenue (1)	8,017	7,322	29,201	28,829
Research and engineering	187	192	709	749
Gereral & administrative	84	81	340	385
Merger & integration (1)	75	63	302	123
Restructuring & other (1)	176	61	457	237
Impairments (1)	210	162	331	162
Interest	126	131	558	512

Income before taxes (1)	$943	$1,387	$4,291	$5,672
Tax expense (1)	143	269	840	1,093

Net income (1)	$800	$1,118	$3,451	$4,579
Net income (loss) attributable to noncontrolling interests (1)	(24)	23	77	118

Net income attributable to SLB (1)	$824	$1,095	$3,374	$4,461

Diluted earnings pershare of SLB (1)	$0 .55	$0.77	$2 .35	$3.11

Average shares outstanding	1,495	1,406	1,421	1,421
Average shares outstanding assuming dilution	1,511	1,420	1,437	1,436

Depreciation & amortization included in expenses (2)	$732	$648	$2,643	$2,519

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)

	Dec. 31, 2025	Dec. 31, 2024
Assets
Current Assets
Cash and short-term investments	$4,212	$4,669
Receivables	8,689	8,011
Inventories	5,032	4,375
Other current assets	1,580	1,515

	19,513	18,570
Investment in affiliated companies	1,783	1,635
Fixed assets	7,894	7,359
Goodwill	16,794	14,593
Intangible assets	4,988	3,012
Other assets	3,896	3,766

	$54,868	$48,935

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$11,490	$10,375
Estimated liability for taxes on income	894	982
Short-term borrowings and current portion of long-term debt	1,894	1,051
Dividends payable	443	403

	14,721	12,811
Long-term debt	9,742	11,023
Other liabilities	3,114	2,751

	27,577	26,585
Equity	27,291	22,350

	$54,868	$48,935

Liquidity

	(Stated in millions)

Components of Liquidity	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024
Cash and short-term investments	$4,212	$3,585	$4,669
Short-term borrowings and current portion of long-term debt	(1,894)	(1,923)	(1,051)
Long-term debt	(9,742)	(10,843)	(11,023)

Net Debt (1)	$(7,424)	$(9,181)	$(7,405)

Details of changes in liquidity follow:

Periods Ended December 31,	Twelve Months 2025	Fourth Quarter 2025	Twelve Months 2024
Net income	$3,451	$800	$4,579
Amortization of inventory purchase accounting fair value adjustment	166	100	43
Gain on sale of APS project	(149)	—	—
Impairments	331	210	162
Gain on sale of investment	—	—	(24)
Depreciation and amortization (2)	2,643	732	2,519
Deferred taxes	(278)	(189)	(41)
Stock-based compensation expense	332	75	316
Change in working capital	(60)	1,213	(1,020)
Other	53	64	68

Cash flow from operations	$6,489	$3,005	$6,602

Capital expenditures	(1,694)	(516)	(1,931)
APS investments	(428)	(116)	(483)
Exploration data capitalized	(252)	(84)	(198)

Free cash flow (3)	4,115	2,289	3,990

Dividends paid	(1,602)	(426)	(1,533)
Stock repurchase program	(2,414)	—	(1,737)
Proceeds from employee stock plans	229	—	248
Proceeds from sale of APS project	338	—	—
Proceeds from sale of ChampionX Drilling Technologies business	286	—	—
Other business acquisitions and investments, net of cash acquired plus debt assumed	(187)	(43)	(553)
Net debt assumed in connection with ChampionX acquisition	(133)	—	—
Purchases of Blue Chip Swap securities	(224)	(57)	(207)
Proceeds from sale of Blue Chip Swap securities	194	50	152
Taxes paid on net settled stock-based compensation awards	(61)	—	(90)
Other	(51)	(18)	53

Decrease in Net Debt before impact of changes in foreign exchange rates	490	1,795	323
Impact of changes in foreign exchange rates on net debt	(509)	(38)	248

(Increase) decrease in Net Debt	(19)	1,757	571
Net Debt, beginning of period	(7,405)	(9,181)	(7,976)

Net Debt, end of period	$(7,424)	$(7,424)	$(7,405)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information to investors and management regarding the level of SLB’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.
(3)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and exploration data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of SLB’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), this fourth-quarter 2025 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, SLB net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; effective tax rate, excluding charges & credits; adjusted EBITDA and adjusted EBITDA margin) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures provide useful perspective on SLB’s underlying business results and operating trends, and a means to evaluate SLB’s operations period over period. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplementary Information” (Question 9).

	(Stated in millions, except per share amounts)

	Fourth Quarter 2025
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Net income attributable to SLB (GAAP basis)	$943	$143	$(24)	$824	$0.55
Goodwill impairment (1)	210	—	41	169	0.11
Workforce reductions (3)	126	14	3	109	0.07
Amortization of inventory purchase accounting fair value adjustment (2)	100	23	—	77	0.05
Merger and integration (4)	75	15	12	48	0.03
Restructuring (3)	50	6	—	44	0.03
Reversal of valuation allowance relating to deferred tax assets	—	92	—	(92)	(0.06)

Net income attributable to SLB, excluding charges & credits	$1,504	$293	$32	$1,179	$0.78

	Third Quarter 2025
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Net income attributable to SLB (GAAP basis)	$1,000	$226	$35	$739	$0.50
Amortization of inventory purchase accounting fair value adjustment (2)	66	15	—	51	0.03
Acquisition-related professional fees (4)	61	—	—	61	0.04
Workforce reductions (3)	57	4	—	53	0.04
Acquisition-related employee benefits (4)	54	2	—	52	0.03
Impairment of equity-method investment (3)	52	4	—	48	0.03
Other merger and integration (4)	28	2	3	23	0.02

Net income attributable to SLB, excluding charges & credits	$1,318	$253	$38	$1,027	$0.69

	(Stated in millions, except per share amounts)

	Fourth Quarter 2024
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Net income attributable to SLB (GAAP basis)	$1,387	$269	$23	$1,095	$0.77
Asset impairments (1)	162	23	—	139	0.10
Merger and integration (4)	63	6	7	50	0.04
Workforce reductions (3)	61	10	—	51	0.04
Gain on sale of investment (5)	(24)	—	—	(24)	(0.02)

Net income attributable to SLB, excluding charges & credits	$1,649	$308	$30	$1,311	$0.92

	Twelve Months 2025
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Net income attributable to SLB (GAAP basis)	$4,291	$840	$77	$3,374	$2.35
Workforce reductions (3)	407	33	3	371	0.26
Goodwill impairment (1)	210	—	41	169	0.12
Amortization of inventory purchase accounting fair value adjustment (2)	166	38	—	128	0.09
Merger and integration (4)	168	15	24	129	0.09
Impairment of equity-method investment (1)	121	16	—	105	0.07
Acquisition-related professional fees (4)	80	5	—	75	0.05
Acquisition-related employee benefits (4)	54	2	—	52	0.04
Restructuring (3)	50	6	—	44	0.03
Reversal of valuation allowance related to deferred tax assets (4)	—	92	—	(92)	(0.06)
Gain on sale of Palliser APS project (5)	(149)	(4)	—	(145)	(0.10)

Net income attributable to SLB, excluding charges & credits	$5,398	$1,043	$145	$4,210	$2.93

	Twelve Months 2024
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Net income attributable to SLB (GAAP basis)	$5,672	$1,093	$118	$4,461	$3.11
Workforce reductions (3)	237	37	—	200	0.14
Asset impairments (1)	162	23	—	139	0.10
Other merger and integration (4)	123	15	18	90	0.06
Amortization of inventory purchase accounting fair value adjustment (2)	43	12	9	22	0.02
Gain on sale of investment (5)	(24)	—	—	(24)	(0.02)

Net income attributable to SLB, excluding charges & credits	$6,213	$1,180	$145	$4,888	$3.41

*	Does not add due to rounding.
(1)	Classified in Impairments in the Condensed Consolidated Statement of Income.
(2)	Classified in Cost of revenue in the Condensed Consolidated Statement of Income.
(3)	Classified in Restructuring & other in the Condensed Consolidated Statement of Income.
(4)	Classified in Merger & integration in the Condensed Consolidated Statement of Income.
(5)	Classified in Interest & other income in the Condensed Consolidated Statement of Income.

Divisions

(Stated in millions)

	Three Months Ended
	Dec. 31, 2025		Sept. 30, 2025		Dec. 31, 2024
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital	$825	$280	$658	$187	$705	$242
Reservoir Performance	1,748	342	1,682	312	1,810	370
Well Construction	2,949	550	2,967	558	3,267	681
Production	4,078	664	3,474	559	3,127	509
All other	445	85	397	96	582	187
Eliminations & other	(300)	(114)	(250)	(86)	(207)	(71)

Pretax segment operating income		1,807		1,626		1,918
Corporate & other		(208)		(203)		(177)
Interest income(1)		31		37		36
Interest expense(1)		(126)		(142)		(128)
Charges & credits(2)		(561)		(318)		(262)

	$9,745	$943	$8,928	$1,000	$9,284	$1,387

						(Stated in millions)

	Full Year 2025
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA(5)	Capital Investments (6)
Digital	$2,660	$745	$183	$—	$928	$257
Reservoir Performance	6,820	1,250	435	—	1,685	467
Well Construction	11,856	2,248	672	(1)	2,919	514
Production Systems	13,325	2,184	464	—	2,648	466
All Other	1,987	498	376	6	880	441
Eliminations & other	(940)	(351)	286	—	(65)	229

Pretax segment operating income		6,574
Corporate & other		(759)	227		(532)
Interest income (1)		134
Interest expense (1)		(551)
Charges & credits (2)		(1,107)

	$35,708	$4,291	$2,643	$5	$8,463	$2,374

					(Stated in millions)
	Full Year 2024
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA (5)	Capital Investments (6)
Digital	$2,439	$612	$172	$—	$784	$199
Reservoir Performance	7,177	1,452	404	(15)	1,841	624
Well Construction	13,357	2,826	649	(14)	3,461	745
Production Systems	11,935	1,900	347	(4)	2,243	406
All Other	2,117	775	483	13	1,271	503
Eliminations & other	(736)	(244)	286	(6)	36	135

Pretax segment operating income		7,321
Corporate & other		(744)	178		(566)
Interest income (1)		134
Interest expense (1)		(498)
Charges & credits (2)		(541)

	$36,289	$5,672	$2,519	$(26)	$9,070	$2,612

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of fixed assets and amortization of intangible assets, APS and exploration data costs.
(4)	Excludes interest income and interest expense recorded at the corporate level.
(5)	Adjusted EBITDA represents income before taxes excluding depreciation and amortization, interest income, interest expense and charges & credits.
(6)	Capital investments includes capital expenditures, APS investments and exploration data costs capitalized.

Geographical

	(Stated in millions)
	Full Year 2025
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA (5)
International	$27,942	$5,428	$1,580	$—	$7,008
North America	7,515	1,219	505	7	1,731
Eliminations & other	251	(73)	331	(2)	256

Pretax segment operating income		6,574
Corporate & other		(759)	227		(532)
Interest income (1)		134
Interest expense (1)		(551)
Charges & credits (2)		(1,107)

	$35,708	$4,291	$2,643	$5	$8,463

	(Stated in millions)
	Full Year 2024
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA (5)
International	$29,415	$6,291	$1,648	($39)	$7,900
North America	6,680	1,134	445	13	1,592
Eliminations & other	194	(104)	248	—	144

Pretax segment operating income		7,321
Corporate & other		(744)	178		(566)
Interest income (1)		134
Interest expense (1)		(498)
Charges & credits (2)		(541)

	$36,289	$5,672	$2,519	$(26)	$9,070

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of fixed assets and amortization of intangible assets, APS and exploration data costs.
(4)	Excludes interest income and interest expense recorded at the corporate level.
(5)	Adjusted EBITDA represents income before taxes excluding depreciation and amortization, interest income, interest expense and charges & credits.

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2026?

Capital investment (consisting of capex, exploration data costs and APS investments) for the full-year 2026 is expected to be approximately $2.5 billion. Capital investment for the full-year 2025 was $2.4 billion.

2)	What were the cash flow from operations and free cash flow for the fourth quarter of 2025?

Cash flow from operations for the fourth quarter of 2025 was $3.01 billion and free cash flow was $2.29 billion, including $71 million of ChampionX acquisition-related payments.

3)	What were the cash flow from operations and free cash flow for the full year of 2025?

Cash flow from operations for the full year of 2025 was $6.49 billion and free cash flow was $4.11 billion, including $276 million of ChampionX acquisition-related payments.

4)	What was included in “Interest & other income” for the fourth quarter of 2025?

“Interest & other income” for the fourth quarter of 2025 was $73 million. This consisted of interest income of $31 million and earnings of equity method investments of $42 million.

5)	How did interest income and interest expense change during the fourth quarter of 2025?

Interest income of $31 million for the fourth quarter of 2025 decreased $5 million sequentially. Interest expense of $126 million decreased $16 million sequentially.

6)	What was the effective tax rate (ETR) for the fourth quarter of 2025?

The ETR for the fourth quarter of 2025, calculated in accordance with GAAP, was 15.2% as compared to 22.6% for the third quarter of 2025. Excluding charges and credits, the ETR for the fourth quarter of 2025 was 19.5% as compared to 19.2% for the third quarter of 2025.

7)	How many shares of common stock were outstanding as of December 31, 2025, and how did this change from the end of the previous quarter?

There were 1.495 billion shares of common stock outstanding as of December 31, 2025, and 1.494 billion shares outstanding as of September 30, 2025.

(Stated in milions)
Shares outstanding at September 30 ,2025	1,494
Vesting of restricted stock	1

Shares outstanding at December 31 ,2025	1,495

8)

What was the weighted average number of shares outstanding during the fourth quarter of 2025 and third quarter of 2025? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.495 billion during the fourth quarter of 2025 and 1.471 billion during the third quarter of 2025. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

	Fourth Quarter	(Stated in milions) Third Qouarter
	2025	2025
Weighted average shares outstanding	1,495	1,471
Unvested restricted stock	16	17

Average shares outstanding, assuming dilution	1,511	1,488

9)

What was SLB’s adjusted EBITDA in the fourth quarter of 2025, the third quarter of 2025, the fourth quarter of 2024, the full year of 2025, and the full year of 2024? What was SLB’s adjusted EBITDA margin for those periods?

SLB’s adjusted EBITDA was $2.331 billion in the fourth quarter of 2025, $2.061 billion in the third quarter of 2025, and $2.382 billion in the fourth quarter of 2024. SLB’s adjusted EBITDA margin was 23.9% in the fourth quarter of 2025, 23.1% in the third quarter of 2025, and 25.7% in the fourth quarter of 2024, and was calculated as follows:

			(Stated in milions)
	Fourth Quarter	Third Quarter	Fourth Quarter
	2025	2025	2024
Net income attributable to SLB	$824	$739	$1,095
Net income (loss) attributable to noncontrolling interests	(24)	35	23
Tax expense	143	226	269

Income before taxes	$943	$1,000	$1,387
Charges & credits	561	317	262
Depreciation and amortization	732	638	648
Interest expense	126	142	131
Interest income	(31)	(36)	(46)

Adjusted EBITDA	$2,331	$2,061	$2,382

Revenue	$9,745	$8,928	$9,284

Adjusted EBITDA margin	23.9%	23.1%	25.7%

SLB’s adjusted EBITDA was $8.463 billion in the full year of 2025 and $9.070 billion in the full year of 2024. SLB’s adjusted EBITDA margin was 23.7% in the full year of 2025 and 25.0% in the full year of 2024, and was calculated as follows:

		(Stated in milions)
	2025	2024	Change
Net income attributable to SLB	$3,374	$4,461
Net income attributable to non controlling interests	77	118
Tax expense	840	1,093

Income before taxes	$4,291	$5,672
Charges & credits	1,107	541
Depreciation and amortization	2,643	2,519
Interest expense	558	512
Interest income	(136)	(174)

Adjusted EBITDA	$8,463	$9,070	-7%

Revenue	$35,708	36,289	-2%

Adjusted EBITDA margin	23.7%	25.0%	-129 bps

10)

What were the components of depreciation and amortization expense for the fourth quarter of 2025, the third quarter of 2025, the fourth quarter of 2024, the full year of 2025, and the full year of 2024?

The components of depreciation and amortization expense for the fourth quarter of 2025, the third quarter of 2025, and the fourth quarter of 2024 were as follows:

	Fourth Quarter	Third Q uarter	(Stated in milions) FourthQ uarter
	2025	2025	2024
Depreciation of fixed assets	$475	$453	$396
Amortization of intangible assets	111	101	84
Amortization of APS investments	84	60	126
Amortization of exploration data costs capitalized	62	24	42

	$732	$638	$648

The components of depreciation and amortization expense for the full year of 2025 and the full year of 2024 were as follows:

	2025	(Stated in milions) 2024
Depreciation of fixed assets	$1,733	$1,551
Amortization of intangible assets	376	334
Amortization of APS investments	369	481
Amortization of exploration data costs capitalized	165	153

	$2,643	$2,519

11)	What are the revenue categories in the Digital Division that offer solutions to SLB’s customers?

Within Digital, revenue is generated from four key solutions — Platforms & Applications, Digital Operations, Digital Exploration and Professional Services.

Platforms & Applications includes SLB’s cloud technologies such as the Delfi™ and Lumi platforms, along with a suite of specialized, domain-focused applications such as Petrel™ and Techlog™ offered as SaaS subscription or perpetual licenses. These platforms and applications automate complex models to simulate the impact of reservoir development plans and aid in the planning of key operations such as drilling, completion and production designs. Additionally, they unlock data and utilize AI and machine learning to reduce cycle time and improve efficiency of workflows to allow customers to make better, faster decisions to improve their project economics and reservoir performance.

Revenue is recurring (with exception of one-off license sales) underpinned by a substantial base of ARR from a globally installed base, complemented by customer adoption of new cloud-based capabilities and IoT-enabled solutions.

This category has best-in-class retention rates and limited churn.

Digital Operations combines the unique strengths of SLB’s oilfield services with advanced digital technologies to deliver more reliable, efficient and autonomous field operations. By integrating connected solutions with Performance Live™ digital service delivery centers, customers gain real-time monitoring, remote decision making and automated execution across their workflows from autonomous drilling to automated well intervention, all while reducing costs and improving project economics.

Revenue is generated from the same customer base as the Core divisions and is, therefore, repeatable. Additionally, a portion of the revenue is recurring in nature.

To incentivize the Core divisions — Well Construction, Reservoir Performance and Production Systems — and Digital to develop and promote this category, the resulting revenue is recognized in both the respective Core division as well as in the Digital Division. This effect is eliminated in consolidation.

Digital Exploration represents SLB’s exploration data business. The exploration data library is a differentiated asset library of seismic surveys and other subsurface data that customers rely on for better exploration and development decisions. These licensed datasets also support carbon storage design and monitoring. The library covers key exploration and producing basins worldwide and datasets are refreshed and reprocessed to benefit from the latest imaging algorithms and AI technologies, enabled by high performance cloud computing.

Revenue is generated from one-time, non-transferable license sales and is therefore non-recurring in nature.

Professional Services includes consulting and other services required to support customers’ digital transformations. These services include transition support from on-prem to cloud-based digital solutions, data clean-up and migration, workflow automation — including deployment of workflow solutions built within SLB’s global network of Innovation Factori workspaces — and training to further enable customers’ digital transformations.

Revenue in this category is largely project-based, and repetitive engagements with the same customers are common. These services generate pull-through opportunities across other digital revenue streams.

12)

How much revenue was generated from each of the categories comprising the Digital Division in 2025 and 2024? What is the pretax operating income and adjusted EBITDA of the Digital Division for those periods?

Digital revenue, pretax operating income, and adjusted EBITDA in 2025 and 2024 are detailed as follows:

	Full Year		Change
	Dec. 31, 2025	Dec. 31, 2024	Year-on-year

Revenue
Platforms & Applications	$1,064	$1,023	4%
Digital Operations	464	290	60%
Digital Exploration	437	432	1%
Professional Services	695	694	0%

	$2,660	$2,439	9%

Pretax operating income	$745	$612	22%
Pretax operating margin	28.0%	25.1%	291	bps
Adjusted EBITDA	$928	$784	18%
Adjusted EBITDA margin	34.9%	32.2%	272	bps

13)	In Digital, what is the definition of ARR and what is the ARR as of December 31, 2025?

ARR represents the annual value of recurring subscription and maintenance revenues from Platforms & Applications, along with the recurring portion of Digital Operations, providing a measure of predictable revenue over the next 12 months. This is calculated based on the trailing twelve months revenue and excludes one-time license sales and variable usage fees.

ARR as of December 31, 2025, was $1.00 billion, compared to $876 million as of December 31, 2024, resulting in a 15% increase year over year.

14)	What is the Data Center Solutions business and where is it reported?

The Data Center Solutions business designs and manufactures critical infrastructure components — such as modular data center enclosures, cooling systems and other hardware — for hyperscalers and enterprises. By leveraging scalable, standardized production with rapid lead times, and rigorous quality assurance, SLB provides configurable solutions that balance cost efficiency, reliability and customization to meet accelerating data center demand.

AI-driven data demand is fueling rapid growth, and this business is going to be a material and meaningful contributor to SLB’s portfolio in the future. This business is reported in All Other category.

15)	How much revenue was generated from the Data Center Solutions business?

Data Center Solutions revenue was $460 million for the full year of 2025 and $208 million for the full year of 2024, representing a 121% increase year on year.

16)

What Divisions comprise SLB’s Core business and what were their revenue and pretax operating income for the fourth quarter of 2025, the third quarter of 2025, the fourth quarter of 2024, the full year of 2025 and the full year of 2024?

SLB’s Core business comprises the Reservoir Performance, Well Construction, and Production Systems Divisions. SLB’s Core business revenue and pretax operating income for the fourth quarter of 2025, the third quarter of 2025, and the fourth quarter of 2024 are calculated as follows:

					(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024	Sequential	Year-on-year
Revenue
Reservoir Performance	$1,748	$1,682	$1,810
Well Construction	2,949	2,967	3,267
Production Systems	4,078	3,474	3,127

	$8,775	$8,123	$8,204	8%	7%

Pretax Operating Income
Reservoir Performance	$342	$312	$370
Well Construction	550	558	681
Production Systems	664	559	509

	$1,556	$1,429	$1,560	9%	0%

Pretax Operating Margin
Reservoir Performance	19.6%	18.5%	20.5%
Well Construction	18.7%	18.8%	20.8%
Production Systems	16.3%	16.1%	16.3%

	17.7%	17.6%	19.0%	15 bps	-129 bps

Fourth-quarter 2025 results reflect a full quarter of activity from ChampionX, which contributed $874 million of revenue to Production Systems. Third-quarter 2025 results reflect two months of activity from ChampionX, which contributed $575 million of revenue to Production Systems. Excluding the impact of this acquisition, Core revenue increased 5% sequentially and decreased 4% year on year.

SLB’s Core business revenue and pretax operating income for the full year of 2025 and the full year of 2024 are calculated as follows:

		(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2025	Dec. 31, 2024	Change
Revenue
Reservoir Performance	$6,820	$7,177
Well Construction	11,856	13,357
Production Systems	13,325	11,935

	$32,001	$32,469	-1%

Pretax Operating Income
Reservoir Performance	$1,250	$1,452
Well Construction	2,248	2,826
Production Systems	2,184	1,900

	$5,682	$6,178	-8%

Pretax Operating Margin
Reservoir Performance	18 .3%	20.2%
Well Construction	19 .0%	21.2%
Production Systems	16.4%	15.9%

	17.8%	19.0%	-127 bps

Production Systems results reflect five months of activity from ChampionX, which contributed $1.45 billion of revenue. Excluding the impact of this acquisition, Core revenue decreased 6% year on year.

About SLB

SLB (NYSE: SLB) is a global technology company driving energy innovation for a balanced planet. With a global presence in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition. Find out more at slb.com.

Conference Call Information

SLB will hold a conference call to discuss the earnings press release and business outlook on Friday, January 23, 2026. The call is scheduled to begin at 9:30 a.m. U.S. Eastern time. To access the call, which is open to the public, please contact the conference call operator at +1 (833) 470-1428 within North America, or +1 (646) 844-6383 outside of North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 122785. At the conclusion of the conference call, an audio replay will be available until January 30, 2026, by dialling +1 (866) 813-9403 within North America, or +1 (929) 458-6194 outside of North America, and providing the access code 163278. The conference call will be webcasted simultaneously at https://events.q4inc.com/attendee/391273915 on a listen-only basis. A replay of the webcast will also be available at the same website until January 30, 2026.

Investors	Media

James R. McDonald — SVP, Investor Relations & Industry Affairs, SLB Joy V. Domingo — Director of Investor Relations, SLB Tel: +1 (713) 375-3535 investor-relations@slb.com	Josh Byerly — SVP of Global Communications, SLB Moira Duff — Director of External Communications, SLB Tel: +1 (713) 375-3407 media@slb.com

Forward-Looking Statements

This fourth-quarter and full-year 2025 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “outlook,” “expectations,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “scheduled,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for SLB as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); the benefits of the ChampionX acquisition, including the ability of SLB to integrate the ChampionX business successfully and to achieve anticipated synergies and value creation from the acquisition; oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by SLB and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our capital allocation plans, including dividend plans and share repurchase programs; our APS projects, joint ventures, and other alliances; the impact of the ongoing or escalating conflicts on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity, including free cash flow; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve our financial and performance targets and other forecasts and expectations; the inability to achieve our net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; foreign currency risk; inflation; changes in monetary policy by governments; tariffs; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the extent of future charges; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or new energy, as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission (the “SEC”).

If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and SLB disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.